SECURITIES AND EXCHANGE COMMISSION
				       WASHINGTON, DC  20549

					___________________

					   SCHEDULE 13G

   			INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
			       UNDER THE SECURITIES EXCHANGE ACT OF 1934

				     (Amendment No. 1, Exiting)*


				        MDC PARTNERS INC.
					 (Name of Issuer)


 					   Common Stock
                                  (Title of Class of Securities)


					    552697104
					  (CUSIP Number)

					December 31, 2003
			(Date of Event Which Requires Filing of this Statement)


	Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[   ]  Rule 13d-1 (b)
	[ X ]  Rule 13d-1 (c)
	[   ]  Rule 13d-1 (d)

	*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

	The information required in the remainder of this cover page shall not be deemed to the "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SCHEDULE 13G



	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Caxton International Limited

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

	(a)  o
	(b)  o

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
450,429

	7
SOLE DISPOSITIVE POWER
0

	8
SHARED DISPOSITIVE POWER
450,429

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
450,429

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	o

	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN
ROW 9
2.4%

	12
TYPE OF REPORTING PERSON*
CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G


	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Caxton Associates, L.L.C.

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

	(a)  o
	(b)  o

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
450,429

	7
SOLE DISPOSITIVE POWER
0

	8
SHARED DISPOSITIVE POWER
450,429

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
450,429

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	o

	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
2.4%

	12
TYPE OF REPORTING PERSON*
CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

 SCHEDULE 13G



	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Bruce S. Kovner

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

	(a)  o
	(b)  o

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
450,429
	7
SOLE DISPOSITIVE POWER
0


	8
SHARED DISPOSITIVE POWER
450,429

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
450,429

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	o

	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN
ROW 9
2.4%

	12
TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

This Amendment 1 (Exiting) to Schedule 13G relates to the
Common Stock (the "Common Stock") of MDC Partners Inc., a Canadian corporation, 45 Hazelton Avenue, Toronto,
ON M5R 2E3, Canada.


Item 4.		Ownership

		(a) Amount beneficially owned:

		The amount of shares of Common Stock beneficially owned by Caxton International Limited ("Caxton International") is 450,429. The amount of shares of Common Stock considered to be beneficially owned by Caxton Associates, L.L.C. ("Caxton Associates") by reason of its voting and dispositive powers is 450,429.
Mr. Kovner may be deemed to beneficially own such shares.

		(b)  Percent of Class:  Caxton International
beneficially owns 2.4% of the Class of Common Stock. By reason of its voting and dispositive powers, Caxton Associates is deemed to beneficially own 2.4% of the Class of Common Stock. Mr. Kovner may be deemed to beneficially own such percentage of shares.

		(c)  Number of shares as to which Caxton International has:
(i)   Sole power to vote or to direct the vote:  0
(ii)  Shared power to vote or to direct the vote:  450,429
(iii) Sole power to dispose or to direct the disposition:  0
(iv)  Shared power to dispose or to direct the disposition of:  450,429

	Number of shares as to which Caxton Associates has:
(i)   Sole power to vote or to direct the vote: 0
(ii)  Shared power to vote or to direct the vote:  450,429
(iii) Sole power to dispose or to direct the disposition of:  0
(iv)  Shared power to dispose or to direct the disposition of:  450,429

	Number of shares as to which Mr. Kovner has:
(i)   Sole power to vote or to direct the vote: 0
(ii)  Shared power to vote or to direct the vote:  450,429
(iii) Sole power to dispose or to direct the disposition of:   0
(iv)  Shared power to dispose or to direct the disposition of:  450,429

Item 5.	Ownership of Five Percent or Less of a Class.
	[X]


Item 10.	Certification.

	By signing below, each of the reporting persons hereby certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

	After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


January 14, 2004



CAXTON INTERNATIONAL LIMITED


By:   ____________________________
      Name:  Maxwell Quin
      Title: Vice President & Secretary


By:   ____________________________
      Name:  Joseph Kelly
      Title: Vice President and Treasurer


CAXTON ASSOCIATES, L.L.C.


By:   _____________________________
      Name:  Scott B. Bernstein
      Title: Secretary


_____________________________
Bruce S. Kovner, by Scott B. Bernstein as
Attorney-in-Fact





Certification


	The undersigned hereby certifies that the shares of MDC Corporation Inc purchased on behalf of Caxton International were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


_____________________
Ross Taylor			     Date: January 14, 2004